EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS SECOND QUARTER RESULTS

Operating income improves

HOUSTON, July 17, 2003 -- Continental Airlines (NYSE: CAL) today reported second quarter net income of $79 million ($1.10 diluted earnings per share) including a security fee reimbursement of $111 million, and a special charge of $8 million, both net of taxes. First Call consensus for the quarter, adjusted to include the security fee reimbursement and special charge, is $.69 earnings per share.

Second quarter results were adversely impacted by the war in Iraq and Severe Acute Respiratory Syndrome (SARS), and higher year-over-year fuel costs.

Operating income for the second quarter of 2003 was $238 million including the security fee reimbursement of $176 million ($111 million after taxes) and a $14 million ($8 million after taxes) special charge associated with the recently announced deferral of aircraft deliveries. In the second quarter of 2002, the company reported an operating loss of $115 million that included special charges of $164 million.

"We've improved our operating income compared to last year in spite of higher fuel costs and lower passenger revenue," said Gordon Bethune, chairman and CEO. "I believe we're doing the right things to be a survivor."

Second Quarter Revenue and Capacity Results

Second quarter passenger revenue was $2.0 billion, 1.7 percent lower than the same period last year. The airline's second quarter mainline capacity decreased 6.8 percent compared to the second quarter of 2002, largely due to the suspension of many international flights driven by decreased demand due to the war in Iraq and SARS.

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Continental's mainline load factor in the second quarter of 2003 increased 1.2 points to 76.5 percent, compared to the same period in 2002. In June, Continental reported an all-time record mainline load factor of 81.0 percent, 2.3 points above last year's June load factor and 0.6 points above the previous record set in July 2000.

Revenue passenger miles for Continental's regional operations (Continental Express) were up 45.2 percent on a capacity increase of 35.2 percent during the second quarter of 2003, helping to offset mainline revenue decreases. Regional load factors hit an all-time record of 70.2 percent in the second quarter of 2003, up 4.8 points over the same period last year.

Continental maintained its domestic length-of-haul adjusted yield and revenue per available seat mile (RASM) premiums to the industry during the second quarter, and reported an increase in mainline RASM of 0.5 percent year-over-year. Period to period comparisons of passenger revenue, RASM and available seat miles (ASMs) by geographic region for the company's mainline and regional operations are shown below:

Increase (Decrease) in Second Quarter 2003 vs. Second Quarter 2002

Passenger Revenue RASM ASMs

Domestic (4.2)% 1.0% (5.2)%

Latin America (1.7)% 1.3% (2.9)%

Trans-Atlantic (6.7)% 2.2% (8.7)%

Pacific (31.3)% (13.9)% (20.3)%

Total Mainline (6.3)% 0.5% (6.8)%

Regional 32.2% (2.3)% 35.2%

Operational Results

For the second quarter of 2003, Continental reported a U.S. Department of Transportation (DOT) on-time arrival rate of 85.4 percent and a completion factor of 99.8 percent. Continental reported 31 days without a single flight cancellation during the quarter. During the quarter the airline broke 10 of 12 operational records and in May, also set a new all-time record for baggage performance, with a ratio of only 3.65 mishandled bags per 1,000 enplanements.

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"Despite the war in Iraq and SARS distractions, our team of professional employees continued to work together to deliver our customers the very best service in the industry," said Larry Kellner, president and chief operating officer. "Our long-term reliability continues to provide us with a revenue premium to the industry."

Continental, Delta and Northwest launched a new alliance in June, giving customers the ability to take advantage of frequent flyer programs and lounge benefits on all three carriers. In addition, Continental extended the duration and expanded the scope of its cooperative marketing agreement with KLM Royal Dutch Airlines, its primary European partner.

In June, Continental opened the first phase of its new 23-gate "Terminal E" at its largest hub, Bush Intercontinental Airport in Houston. The new facility features a spacious, modern design and conveniences for travelers, including a new selection of restaurants and shops, while giving Continental a platform for growing domestic and international service.

Continental continued to rack up multiple, record daily sales at its Web site, continental.com, as customers increasingly turn to the internet to purchase tickets, check in for flights and redeem OnePass rewards. Continental.com sales in the first half of 2003 were 70 percent higher than the first half of 2002, and are expected to exceed $1 billion for the full year.

Continental successfully began daily nonstop service between its Houston hub and Maui, Hawaii, Ft. Walton Beach, Florida, Morelia, Mexico and Edmonton, Canada.

Second Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) decreased 12.5 percent (15.1 percent decrease holding fuel rate constant) in the second quarter over the same period last year. Excluding the security fee reimbursement and fleet impairment losses and other special charges, Continental's mainline CASM holding fuel rate constant increased 1.2 percent on 6.8 percent fewer ASMs in the second quarter of 2003 compared

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to the second quarter of 2002. CASM holding fuel rate constant and excluding the security fee reimbursement, fleet impairment losses and other special charges, provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis.

Continental continues to make progress on its cost saving initiatives. The company has identified a significant portion of its $500 million pre-tax benefits goal for 2004 and expects to realize more than $150 million of these benefits in 2003 as its initiatives are implemented more rapidly than planned.

"We continue to focus on achieving efficiencies and savings that will result in a stable, long-term competitive cost structure," said Jeff Misner, Continental's senior vice president and chief financial officer. "Every member of the Continental team is helping to ensure the survival of our company."

Continental, in cooperation with its business partner, The Boeing Company, recently announced that it will defer firm deliveries of 36 Boeing 737 aircraft originally scheduled for delivery in 2005, 2006 and 2007, in response to continued weakness in the airline industry. As a result, Continental expects its mainline fleet to decline slightly through 2007. The airline also said that it is in discussions with Boeing regarding the terms of delivery of the 11 remaining 757-300 aircraft that Continental has on order.

Continental ended the second quarter with a record cash and short-term investments balance of more than $1.6 billion, of which $129 million is restricted. The company received proceeds of approximately $400 million from five financing transactions during the quarter, including its sale of $175 million of 5% Convertible Notes due 2023.

Corporate Background

Continental Airlines is the world's seventh-largest airline with 2,300 daily departures to 134 domestic and 92 international destinations. Continental has the broadest global route network of any U.S. airline, including extensive service throughout

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the Americas, Europe and Asia. Continental has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 41 million passengers per year on the newest jet fleet among major U.S. airlines.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 8:00 a.m. CT/9:00 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2002 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the Company will be able to achieve the pre-tax benefits from the revenue-generating and cost-reducing initiatives discussed in this press release, some of which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

-tables attached-

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars, except per share data)

(Unaudited)

	Three Months Ended June 30,		Increase/
	2003	2002	(Decrease)

Operating Revenue:
Passenger	$2,026	$2,062	(1.7)%
Cargo, mail and other	190	130	46.2%
	2,216	2,192	1.1%

Operating Expenses:
Wages, salaries and related costs	762	746	2.1%
Aircraft fuel	302	254	18.9%
Aircraft rentals	224	231	(3.0)%
Landing fees and other rentals	152	160	(5.0)%
Maintenance, materials and repairs	126	119	5.9%
Depreciation and amortization	110	112	(1.8)%
Reservations and sales	102	101	1.0%
Passenger servicing	73	73	-
Commissions	36	57	(36.8)%
Security fee reimbursement (a)	(176)	-	NM
Fleet impairment losses and other special charges (b)	14	164	(91.5)%
Other	253	290	(12.8)%
	1,978	2,307	(14.3)%

Operating Income (Loss)	238	(115)	NM

Nonoperating Income (Expense):
Interest expense	(93)	(91)	2.2%
Interest capitalized	6	9	(33.3)%
Interest income	3	6	(50.0)%
Other, net	8	(3)	NM
	(76)	(79)	(3.8)%

Income (Loss) before Income Taxes and Minority Interest	162	(194)	NM
Income Tax Benefit (Provision)	(68)	65	NM
Minority Interest	(13)	(8)	62.5%
Distributions on Preferred Securities of Trust, net of tax	(2)	(2)	-
Net Income (Loss)	$ 79	$ (139)	NM

Basic Earnings (Loss) per Share	$1.20	$(2.18)	NM

Diluted Earnings (Loss) per Share	$1.10	$(2.18)	NM

Shares Used for Computation:
Basic	65.4	63.8	2.5%
Diluted	74.5	63.8	16.8%

  The Company received $176 million associated with the reimbursement of security fees in the second quarter of 2003.
  The second quarter of 2003 includes $14 million of expense associated with the recently announced deferral of Boeing 737 aircraft deliveries. During the second quarter of 2002, the Company recorded fleet disposition/ impairment losses of $152 million primarily related to the impairment and accrual of lease exit costs of its MD-80 and turboprop fleet. The Company also recorded a $12 million charge to write down its receivable from the U.S. government related to the finalization of its grant application under the Air Transportation Safety and System Stabilization Act in the second quarter of 2002.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars, except per share data)

(Unaudited)

	Six Months Ended June 30,		Increase/
	2003	2002	(Decrease)

Operating Revenue:
Passenger	$3,898	$3,934	(0.9)%
Cargo, mail and other	360	252	42.9%
	4,258	4,186	1.7%

Operating Expenses:
Wages, salaries and related costs	1,541	1,478	4.3%
Aircraft fuel	649	462	40.5%
Aircraft rentals	446	459	(2.8)%
Landing fees and other rentals	304	321	(5.3)%
Maintenance, materials and repairs	260	232	12.1%
Depreciation and amortization	226	218	3.7%
Reservations and sales	193	203	(4.9)%
Passenger servicing	143	150	(4.7)%
Commissions	72	128	(43.8)%
Security fee reimbursement (a)	(176)	-	NM
Fleet impairment losses and other special charges (b)	79	254	(68.9)%
Other	508	582	(12.7)%
	4,245	4,487	(5.4)%

Operating Income (Loss)	13	(301)	NM

Nonoperating Income (Expense):
Interest expense	(188)	(173)	8.7%
Interest capitalized	13	20	(35.0)%
Interest income	8	11	(27.3)%
Other, net	6	(4)	NM
	(161)	(146)	10.3%

Loss before Income Taxes and Minority Interest	(148)	(447)	(66.9)%
Income Tax Benefit	36	155	(76.8)%
Minority Interest	(25)	(8)	NM
Distributions on Preferred Securities of Trust, net	(5)	(5)	-
Net Loss	$ (142)	$ (305)	(53.4)%

Basic and Diluted Loss per Share	$(2.18)	$(4.79)	(54.5)%

Shares used for basic and diluted computation	65.3	63.7	2.5%

  The Company received $176 million associated with the reimbursement of security fees in the second quarter of 2003.
  The second quarter of 2003 includes $14 million of expense associated with the recently announced deferral of Boeing 737 aircraft deliveries. In the first quarter of 2003, the Company recorded a $65 million impairment charge associated with MD80 fleet and spare parts associated with grounded aircraft. The Company recorded fleet disposition/impairment losses of $90 million during the first quarter of 2002 for the permanent grounding of its DC10-30 fleet and $152 million during the second quarter of 2002 primarily related to the impairment and accrual of lease exit costs of its MD-80 and turboprop fleet. The Company also recorded a $12 million charge to write down its receivable from the U.S. government related to the finalization of its grant application under the Air Transportation Safety and System Stabilization Act in the second quarter of 2002.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Three Months Ended June 30,		Increase/
	2003	2002	(Decrease)

Mainline Operations (except as noted):
Revenue passengers (thousands)	10,120	10,727	(5.7)%
Revenue passenger miles (millions)	14,673	15,486	(5.2)%
Available seat miles (millions)	19,168	20,573	(6.8)%
Cargo ton miles (millions)	225	224	0.4%

Passenger load factor:
Mainline	76.5%	75.3%	1.2 pts.
Domestic	78.3%	75.8%	2.5 pts.
International	73.8%	74.5%	(0.7) pts.
Consolidated (a)	75.9%	74.6%	1.3 pts.
Consolidated breakeven passenger load factor (a)(b)	70.1%	85.7%	(15.6) pts.

Passenger revenue per available seat mile (cents)	8.86	8.82	0.5%
Total revenue per available seat mile (cents)	9.81	9.44	3.9%
Average yield per revenue passenger mile (cents)	11.58	11.71	(1.1)%

Cost per available seat mile (cents)	8.67	9.91	(12.5)%
Security fee reimbursement and fleet impairment losses and other special charges per available seat mile (cents)	(0.83)	0.78	NM
Cost per available seat mile, holding fuel rate constant (cents) (c)	8.41	9.91	(15.1)%

Average price per gallon of fuel, excluding fuel taxes (cents)	83.90	68.27	22.9%
Average price per gallon of fuel, including fuel taxes (cents)	88.10	72.34	21.8%
Fuel gallons consumed (millions)	308	332	(7.2)%

Aircraft in fleet at end of period	358	374	(4.3)%
Average stage length	1,252	1,230	1.8%

Regional Operations:
Revenue passenger miles (millions)	1,456	1,003	45.2%
Available seat miles (millions)	2,073	1,533	35.2%
Passenger load factor	70.2%	65.4%	4.8 pts.
Aircraft in fleet at end of period	212	178	19.1%

  Includes regional operations.
  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis. The security fee reimbursement of $176 million and fleet impairment losses and other special charges of $14 million in the second quarter of 2003 and special charges of $164 million in the second quarter of 2002 included in the consolidated breakeven load factor account for a decrease of 7.4 and an increase of 8.3 percentage points, respectively.
  Cost per available seat mile holding fuel rate constant is computed by dividing operating cost by available seat miles, adjusting average fuel price per gallon for the most recent period to equal the average fuel price per gallon for the corresponding period in the prior year. This statistic provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis. Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Six Months Ended June 30,		Increase/
	2003	2002	(Decrease)

Mainline Operations (except as noted):
Revenue passengers (thousands)	19,365	20,784	(6.8)%
Revenue passenger miles (millions)	27,947	29,518	(5.3)%
Available seat miles (millions)	38,244	39,525	(3.2)%
Cargo ton miles (millions)	458	432	6.0%

Passenger load factor:
Mainline	73.1%	74.7%	(1.6) pts.
Domestic	74.7%	74.1%	0.6 pts.
International	70.5%	75.5%	(5.0) pts.
Consolidated (a)	72.4%	73.8%	(1.4) pts.
Consolidated breakeven passenger load factor (a)(b)	77.2%	86.4%	(9.2) pts.

Passenger revenue per available seat mile (cents)	8.66	8.79	(1.5)%
Total revenue per available seat mile (cents)	9.56	9.42	1.5%
Average yield per revenue passenger mile (cents)	11.84	11.77	0.6%

Cost per available seat mile (cents)	9.46	10.00	(5.4)%
Security fee reimbursement and fleet impairment losses and other special charges per available seat mile (cents)	(0.24)	0.64	NM
Cost per available seat mile, holding fuel rate constant (cents) (c)	9.02	10.00	(9.8)%

Average price per gallon of fuel, excluding fuel taxes (cents)	91.17	64.37	41.6%
Average price per gallon of fuel, including fuel taxes (cents)	95.44	68.51	39.3%
Fuel gallons consumed (millions)	613	640	(4.2)%

Aircraft in fleet at end of period	358	374	(4.3)%
Average stage length	1,254	1,203	4.2%

Regional Operations:
Revenue passenger miles (millions)	2,534	1,838	37.9%
Available seat miles (millions)	3,840	2,956	29.9%
Passenger load factor	66.0%	62.2%	3.8 pts.
Aircraft in fleet at end of period	212	178	19.1%

  Includes regional operations.
  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis. The security fee reimbursement of $176 million and fleet impairment losses and other special charges of $14 million in 2003 and special charges of $254 million in 2002 included in the consolidated breakeven load factor account for a decrease of 2.3 and an increase of 6.6 percentage points, respectively.
  Cost per available seat mile holding fuel rate constant is computed by dividing operating cost by available seat miles, adjusting average fuel price per gallon for the most recent period to equal the average fuel price per gallon for the corresponding period in the prior year. This statistic provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis. Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

	First Call	Actual
Three Months Ended June 30, 2003:	Consensus	Results

Diluted loss per share, excluding security fee reimbursement and fleet impairment losses and other special charges (c)	$(0.83)	$(0.37)
Adjustments:
Add: Security fee reimbursement per share	1.70	1.70
Less: Fleet impairment losses and other special charges per share	0.13	0.13
Less: Dilutive effect of convertible securities per share (a)	0.05	0.10

Diluted earnings per share, including security fee reimbursement and fleet impairment losses and other special charges	$0.69	$1.10

	Three Months Ended June 30,		Increase/
Mainline Operations	2003	2002	(Decrease)

Cost per available seat mile (CASM) (cents)	8.67	9.91	(12.5)%
Adjustments:
Add: Security fee reimbursement per available seat mile (cents)	0.90	-	NM
Less: Fleet impairment losses and other special charges per available seat mile (cents)	0.07	0.78	NM
Less: Current year fuel cost per available seat mile (cents) (b)	1.35	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (cents) (b)	1.09	-	NM

CASM holding fuel rate constant and excluding security fee reimbursement and other special charges (cents) (c)	9.24	9.13	1.2%

	Six Months Ended June 30,		Increase/
Mainline Operations	2003	2002	(Decrease)

Cost per available seat mile (CASM) (cents)	9.46	10.00	(5.4)%
Adjustments:
Add: Security fee reimbursement per available seat mile (cents)	0.45	-	NM
Less: Fleet impairment losses and other special charges per available seat mile	0.21	0.64	NM
Less: Current year fuel cost per available seat mile (cents) (b)	1.47	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (cents) (b)	1.03	-	NM

CASM holding fuel rate constant and excluding security fee reimbursement and other special charges (cents) (c)	9.26	9.36	(1.1)%

  The loss per share calculation does not include potentially dilutive securities, as including them would be anti-dilutive. This adjustment includes the impact of using the diluted share count including potentially dilutive securities, and adjusting net income for the assumed conversion of convertible securities, as including these in an earnings per share situation is dilutive.

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

  These financial measures which exclude the security fee reimbursement and fleet impairment losses and other special charges provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis.

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